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                                ADMISSION AGREEMENT

     THIS ADMISSION AGREEMENT (the "AGREEMENT") is entered into as of the 24th day of April, 1998, by and between DEERE PARK EQUITIES, L.L.C., an Illinois limited liability company ("MEMBER"), and RIVERWOOD INVESTMENTS, L.L.C., a Delaware limited liability company ("COMPANY").

     WHEREAS, Member desires to become, and Company desires that Member become, a member of Company upon the terms and conditions contained herein.

     NOW, THEREFORE, in consideration of the mutual premises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. ADMISSION OF MEMBER. Upon Member's contribution of the capital set forth in Paragraph 2, Member shall be admitted to Company as a member and subject to all the rights and obligations of a member as set forth in the Delaware Limited Liability Company Act, Delaware Code Annotated, Title 6, Chapter 18, Sections 18-101 ET SEQ. (the "ACT").

     2. CAPITAL CONTRIBUTION. Contemporaneously with the execution of this Agreement, Member shall make a contribution to the capital of Company in the form of Five Hundred Seventy-Five Thousand (575,000) shares of common stock, no par value, of American Eco Corporation, an Ontario, Canada corporation (the "AMERICAN ECO SHARES"), 387,000 of which are being contributed from the account of one of its Class C members, STG Investments, Ltd., a Liberian corporation. The American Eco Shares or any cash or other securities substituted therefor shall be deemed capital of Company, for use in its business and subject to the risks of its operations.

     3. RIGHTS WITH RESPECT TO AMERICAN ECO SHARES. Member hereby acknowledges that Company shall have all voting and other rights with respect to the American Eco Shares and that Member's only interest in such stock is as a member of Company.

     4. ENTIRE AGREEMENT. This Agreement and the Act together contain the entire agreement and understanding of the parties with respect to the subject matter hereof, and no representations, promises, agreements or understandings regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the parties and dated subsequent to the date hereof. In the event of any conflict between the provisions of this Agreement and the Act, the provisions of this Agreement shall control.

     5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of law principles thereof.

     6. SEVERABILITY. If any provision of this Agreement shall be held invalid or unenforceable, the remainder nevertheless shall remain in full force and effect. If any provision


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is held invalid or unenforceable with respect to particular circumstances, it nevertheless shall remain in full force and effect in all other circumstances.

     7. MODIFICATIONS AND WAIVERS. No change, modification or waiver of any provision of this Agreement shall be valid or binding unless it is in writing dated subsequent to the date hereof and signed by the party intended to be bound. No waiver of any breach, term or condition of this Agreement by either party shall constitute a subsequent waiver of the same or any other breach, term or condition.

     8. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.



RIVERWOOD INVESTMENTS, L.L.C.,            DEERE PARK EQUITIES, L.L.C.,
a Delaware limited liability company      an Illinois limited liability company

By:  /s/ Gary I. Levenstein               By:  /s/ Gary I. Levenstein
    ------------------------------------       -------------------------------
    Gary I. Levenstein, as                     Gary I. Levenstein, as
    Attorney-in-Fact for Douglas A             Attorney-in-Fact for Douglas A.
    Gerrard, Manager                           Gerrard, Managing Member


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